FOR IMMEDIATE RELEASE
         CONTACT: Cheryl Schneider/Tessa Lavender
Press: Michael McMullan
Morgen-Walke Associates, Inc.
(212) 850-5600

BARRINGER TECHNOLOGIES INC. ADOPTS A STOCKHOLDER PROTECTION RIGHTS PLAN

Murray Hill, NJ, August 26, 1998 - Barringer Technologies Inc., (Nasdaq: BARR, BARRW), announced today that its Board of Directors has adopted a Stockholder Protection Rights Plan ("Plan"). Pursuant to the Plan, one Right will be distributed as a dividend on each outstanding share of Barringer Common Stock. The dividend will be paid on September 9, 1998 to stockholders of record on September 8, 1998.

The Rights are not being distributed in response to any effort to acquire control of the Company and the Board of Directors is not aware of any such effort. Rather, it was adopted to assure that all Barringer stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other tactics intended to gain control of Barringer without paying all stockholders a fair control premium.

The Rights will be exercisable only if a person or a group has acquired 15% or more of Barringer's Common Stock or commences a tender offer that will result in such person or group owning 15% or more of Barringer's Common Stock, and, until that time, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock, and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase Participating Preferred Stock having economic and voting terms equivalent to one share of Common Stock for an exercise price of $32.50.

Among its other provisions, the Plan provides that if a person or group acquires 15% or more of Barringer's outstanding Common Stock (an "Acquiring Person"), each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will more entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of shares of Barringer's Common Stock (or Participating Preferred Stock) having a market value of twice such price. The Rights may be redeemed by the Board of Directors for $0.01 per Right prior to the occurrence of such event.

Additionally, if after an Acquiring Person controls Barringer's Board of Directors, Barringer is involved in certain business combinations or sells more than 50% of its assets or earning power (or has entered an agreement to do any of the foregoing), each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice such price.

If any person or group acquires between 15% and 50% of Barringer's Common Stock, Barringer's Board of Directors may, at its option, exchange one share of Barringer Common Stock (or one one-hundredth of a share of Participating Preferred Stock) for each Right.

A letter to stockholders regarding the Rights Agreement and a summary of certain terms of the Rights Agreement will be mailed to stockholders.

In connection with the adoption of the Rights Agreement, the Board of Directors of Barringer also amended certain provisions of Barringer's Amended and Restated By-laws. Among other things, special meetings of Barringer stockholders now may only be called by the Chairman of the Board, the Chief Executive Officer or by a majority of the Board of Directors, and stockholders will be required to provide advance notice of any proposals or director nominations to be made at annual and special meetings of stockholders.

Headquartered  in Murray  Hill,  New  Jersey,  Barringer  Technologies  Inc.  is
principally engaged in developing, manufacturing, and marketing of high technology products for drug and explosive detection and other security and industrial applications. The IONSCAN[R] is the Company's proprietary trace particle drug and explosive detection unit.